Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Fourth Quarter and Annual Results
HOUSTON, Texas — February 15, 2007. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that income from continuing operations for the fourth quarter 2006 was $326.2 million or $1.02 per diluted share compared to $257.4 million or $0.75 per diluted share for the fourth quarter 2005 and $358.6 million or $1.09 per diluted share for the third quarter 2006. Income from continuing operations for the year 2006 was $2,398.6 million or $7.21 per diluted share, compared to $874.4 million or $2.56 per diluted share for the year 2005.
Net income for the fourth quarter 2006 was $326.2 million or $1.02 per diluted share compared to $257.9 million or $0.75 per diluted share for the fourth quarter 2005 and $358.6 million or $1.09 per diluted share for the third quarter 2006. Net income for the year 2006 was $2,419.0 million or $7.27 per diluted share, compared to $878.4 million or $2.57 per diluted share for the year 2005.
The company has determined that its previously disclosed settlement negotiations with the Securities and Exchange Commission and the Department of Justice are likely to result in a resolution of the investigations, first disclosed in 2002 and 2003, arising from activities in Angola, Kazakhstan and Nigeria. The company’s best estimate of the associated financial charge of approximately $46 million before tax ($38.5 million after tax or approximately $0.12 per diluted share) was recorded in the fourth quarter of 2006 and is included in Selling, General and Administrative expenses. In addition, fourth quarter results were favorably impacted by a change in accounting procedures related to certain inventory of its Baker Atlas division. The pretax impact of this change was a $21.2 million reduction to cost of revenues.
Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified items, was $1,363.4 million or $4.10 per diluted share for the year 2006 compared to $874.4 million or $2.56 per diluted share for the year 2005. The only identified item in 2006 relates to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax), recorded as a gain on the sale of our interest in an affiliate, our 30% interest in our WesternGeco seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no other identified items in the first, third or fourth quarters of 2006 or any quarter of 2005. Income from continuing operations is reconciled to operating profit in the section titled “Reconciliation of GAAP and Operating Profit” in this news release.
Revenue for the fourth quarter 2006 was $2,452.7 million, up 23% compared to $1,989.4 million for the fourth quarter 2005 and up 6% compared to $2,309.4 million for the third quarter 2006. Revenue for the year 2006 was $9,027.4 million, up 26% compared to $7,185.5 million for the year 2005.
Chad C. Deaton, Baker Hughes chairman and chief executive officer said, “Baker Hughes achieved record revenue and record operating income in 2006. Our operating profit before tax margin was the highest in our history reflecting continued strong global demand for our products and services. At year end we had a strong balance sheet and unprecedented financial flexibility. Our region management approach is reaping benefits as we capture international growth complementing our product-line divisions and segment structure.
“Both segments reported record revenue, operating profit and operating profit margins. Investments in new technology have resulted in revenue and profit growth at INTEQ and we expect Baker Atlas’ growth to benefit from increased investment in people and equipment as 2007 unfolds. Baker Oil Tools has brought on new capacity in Louisiana and the UK, has broken ground on a new manufacturing facility in Dubai, and is making progress in restoring its ability to respond to short lead time orders.
“Global demand for oil and gas continues to grow as the world economy adjusts to higher energy prices. We believe that our customers will increase their overall spending dedicated to finding, developing and producing oil and gas around the world through the end of the decade. Our belief in the expected growth in the market outside North America in 2007 has been reinforced with major contract awards in Brazil, India and Saudi Arabia and significant planned activity increases in Algeria, Italy, Libya, Malaysia, Qatar, and Russia. Accordingly, we increased our capital spending, added approximately 5,500 employees and accelerated our training programs in 2006 to meet the demands we expect in 2007 and beyond. With several weeks remaining in the North American winter, the near term activity outlook for gas-directed drilling remains uncertain. We are encouraged by recent strong withdrawals from gas storage and remain convinced that the rebalancing of the North American natural gas market, if required, can happen relatively quickly.”
During the fourth quarter of 2006, debt decreased $6.0 million to $1,075.1 million, and cash and short-term investments decreased $237.9 million to $1,103.7 million. In the fourth quarter of 2006, the company’s capital expenditures were $320.6 million, depreciation and amortization was $118.0 million and dividend payments were $41.4 million. For the year 2006, capital expenditures were $922.2 million and depreciation and amortization expense was $433.7 million compared to $478.3 million and $382.4 million in 2005, respectively.
During the fourth quarter of 2006, the company repurchased 3.4 million shares of common stock at an average price of $69.89 for a total of $234.8 million. During 2006, the company repurchased 24.3 million shares of common stock at an average price of $76.50 for a total of $1.86 billion. As of December 31, 2006, the company had authorization remaining to repurchase approximately $345.5 million in common stock.

Financial Information
Consolidated Statements of Operations
(In millions, except per share amounts)
UNAUDITED

	Three Months Ended
	December 31,		September 30,
	2006	2005	2006

Revenues	$2,452.7	$1,989.4	$2,309.4

Costs and Expenses:
Cost of revenues	1,552.0	1,351.1	1,458.3
Selling, general and administrative	407.5	280.7	338.9

Total costs and expenses	1,959.5	1,631.8	1,797.2

Operating income	493.2	357.6	512.2
Equity in income of affiliates	0.3	33.9	0.6
Interest expense	(17.3)	(18.2)	(18.1)
Interest and dividend income	13.4	7.9	22.6

Income from continuing operations before income taxes	489.6	381.2	517.3
Income taxes	(163.4)	(123.8)	(158.7)

Income from continuing operations	326.2	257.4	358.6
Income from discontinued operations, net of tax	—	1.4	—

Income before cumulative effect of accounting change	—	258.8	—
Cumulative effect of accounting change, net of tax	—	(0.9)	—

Net income	$326.2	$257.9	$358.6

Basic earnings per share:
Income from continuing operations	$1.02	$0.76	$1.10
Income from discontinued operations	—	—	—

Net income	$1.02	$0.76	$1.10

Diluted earnings per share:
Income from continuing operations	$1.02	$0.75	$1.09
Income from discontinued operations	—	—	—

Net income	$1.02	$0.75	$1.09

Weighted average shares outstanding, basic (thousands)	319,156	341,156	326,319
Weighted average shares outstanding, diluted (thousands)	321,035	343,206	328,120

Depreciation and amortization expense	$118.0	$99.2	$111.1

Capital expenditures	$320.6	$159.2	$234.4

Financial Information
Consolidated Statements of Operations
(In millions, except per share amounts)
UNAUDITED

	Twelve Months Ended
	December 31,
	2006	2005

Revenues	$9,027.4	$7,185.5

Costs and Expenses:
Cost of revenues	5,782.4	4,942.5
Selling, general and administrative	1,310.7	1,009.6

Total costs and expenses	7,093.1	5,952.1

Operating income	1,934.3	1,233.4
Equity in income of affiliates	60.4	100.1
Gain on sale of interest in affiliate	1,743.5	—
Interest expense	(68.9)	(72.3)
Interest and dividend income	67.5	18.0

Income from continuing operations before income taxes	3,736.8	1,279.2
Income taxes	(1,338.2)	(404.8)

Income from continuing operations	2,398.6	874.4
Income from discontinued operations, net of tax	20.4	4.9

Income before cumulative effect of accounting change	2,419.0	879.3
Cumulative effect of accounting change, net of tax	—	(0.9)

Net income	$2,419.0	$878.4

Basic earnings per share:
Income from continuing operations	$7.26	$2.58
Income from discontinued operations	0.06	0.01

Net income	$7.32	$2.59

Diluted earnings per share:
Income from continuing operations	$7.21	$2.56
Income from discontinued operations	0.06	0.01

Net income	$7.27	$2.57

Weighted average shares outstanding, basic (thousands)	330,645	339,408
Weighted average shares outstanding, diluted (thousands)	332,629	341,451

Depreciation and amortization expense	$433.7	$382.4

Capital expenditures	$922.2	$478.3

Reconciliation of GAAP and Operating Profit
The following table reconciles GAAP (Generally Accepted Accounting Principles) and operating profits for the twelve months ended December 31, 2006 referenced in this news release. There were no identified items in the first, third or fourth quarters of 2006 or any quarter of 2005.
Reconciliation of GAAP and Operating Profit1
(for the twelve months ended December 31, 2006)

UNAUDITED
(In millions except earnings per share)

	Profit		Profit	Diluted
	Before		After	Earnings
	Tax	Tax	Tax	Per Share

Income from continuing operations (GAAP)	$3,736.8	$(1,338.2)	$2,398.6	$7.21
Items:
Less: Gain on sale of interest in WesternGeco	(1,743.5)	708.3	(1,035.2)	(3.11)

Operating results, excluding the impact of identified items	$1,993.3	$629.9)	$1,363.4	$4.10

1Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

Calculation of EBIT and EBITDA (non-GAAP measures)1
UNAUDITED
(In millions)

	Three Months Ended
	December 31,		September 30,
	2006	2005	2006
Income from continuing operations before income taxes	$489.6	$381.2	$517.3
Interest expense	17.3	18.2	18.1

Earnings before interest expense and taxes (EBIT)	506.9	399.4	535.4
Depreciation and amortization expense	118.0	99.2	111.1

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$624.9	$498.6	$646.5

UNAUDITED
(In millions)

	Twelve Months Ended
	December 31,
	2006	2005
Income from continuing operations before income taxes	$3,736.8	$1,279.2
Less: Gain on sale of interest in affiliate	(1,743.5)	—

Operating income (Income from continuing operations before income taxes excluding gain on sale of interest in WesternGeco)	1,993.3	1,279.2
Interest expense	68.9	72.3

Earnings before interest expense and taxes (EBIT)	2,062.2	1,351.5
Depreciation and amortization expense	433.7	382.4

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$2,495.9	$1,733.9

1EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets
(In millions)

	UNAUDITED	AUDITED
	December 31,	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$750.0	$697.0
Short-term investments	353.7	77.0
Accounts receivable, net	2,055.1	1,673.4
Inventories	1,528.8	1,126.3
Deferred income taxes	167.8	181.2
Other current assets	112.4	68.6
Assets of discontinued operations	—	16.6

Total current assets	4,967.8	3,840.1

Investments in affiliates	20.0	678.9
Property, net	1,800.5	1,355.5
Goodwill	1,347.0	1,315.8
Intangible assets, net	190.4	163.4
Other assets	380.0	453.7

Total assets	$8,705.7	$7,807.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$648.8	$558.1
Short-term borrowings	1.3	9.9
Accrued employee compensation	484.2	424.5
Income taxes	150.0	141.5
Other accrued liabilities	337.6	222.9
Liabilities of discontinued operations	—	3.8

Total current liabilities	1,621.9	1,360.7

Long-term debt	1,073.8	1,078.0
Deferred income taxes and other tax liabilities	300.2	228.1
Liabilities for pensions and other postretirement benefits	339.3	336.1
Other liabilities	127.6	106.7

Stockholders’ Equity: Common stock	319.9	341.5
Capital in excess of par value	1,600.6	3,293.5
Retained earnings	3,509.6	1,263.2
Accumulated other comprehensive loss	(187.2)	(188.0)
Unearned compensation	—	(12.4)

Total stockholders’ equity	5,242.9	4,697.8

Total liabilities and stockholders’ equity	$8,705.7	$7,807.4

Segment Highlights
We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions and our ProductionQuest business unit; and WesternGeco, our 30% interest in the WesternGeco seismic joint venture with Schlumberger Limited that was sold to Schlumberger on April 28, 2006. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the fourth quarter of 2006 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Operational highlights for the three months ended December 31, 2006, December 31, 2005 and September 30, 2006, and the twelve months ended December 31, 2006 and December 31, 2005, are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended December 31, 2006 and 2005)

	Revenue		Operating Profit Before Tax[1]
	Q4 2006	Q4 2005	Q4 2006		Q4 2005

Drilling and Evaluation	$1,253.7	$1,046.2	$356.8	[2]	$237.7
Completion and Production	1,199.0	943.2	250.6		183.9

Oilfield Operations	2,452.7	1,989.4	607.4	[2]	421.6
WesternGeco	—	—	—		33.4

Total Oilfield	2,452.7	1,989.4	607.4	[2]	455.0

Interest expense	—	—	(17.3)		(18.2)
Interest and dividend income	—	—	13.4		7.9
Charge for investigation resolution	—	—	(46.1)		—
Corporate and other	—	—	(67.8)		(63.5)

Corporate, net interest and other	—	—	(117.8)		(73.8)

Total	$2,452.7	$1,989.4	$489.6	[2]	$381.2

1Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The only item in 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
2Fourth quarter 2006 results were favorably impacted by a change in accounting procedures related to certain inventory of our Baker Atlas division. The pretax impact of this change was a $21.2 million reduction to cost of revenues.

Comparison of Quarters — Sequential
(For the Three Months Ended December 31, 2006 and September 30, 2006)

	Revenue		Operating Profit Before Tax[1]
	Q4 2006	Q3 2006	Q4 2006		Q3 2006

Drilling and Evaluation	$1,253.7	$1,204.1	$356.8	[2]	$320.9
Completion and Production	1,199.0	1,105.3	250.6		241.3

Oilfield Operations	2,452.7	2,309.4	607.4	[2]	562.2
WesternGeco	—	—	—		—

Total Oilfield	2,452.7	2,309.4	607.4	[2]	562.2

Interest expense	—	—	(17.3)		(18.1)
Interest and dividend income	—	—	13.4		22.6
Charge for investigation resolution	—	—	(46.1)		—
Corporate and other	—	—	(67.8)		(49.4)

Corporate, net interest and other	—	—	(117.8)		(44.9)

Total	$2,452.7	$2,309.4	$489.6	[2]	$517.3

1Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The only item in 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
2Fourth quarter 2006 results were favorably impacted by a change in accounting procedures related to certain inventory of our Baker Atlas division. The pretax impact of this change was a $21.2 million reduction to cost of revenues.

Comparison of Years
(For the Twelve Months Ended December 31, 2006 and 2005)

	Revenue		Operating Profit Before Tax[1]
	2006	2005	2006		2005

Drilling and Evaluation	$4,660.8	$3,694.2	$1,248.1	[3]	$766.3
Completion and Production	4,366.6	3,490.0	947.8		682.4	[2]

Oilfield Operations	9,027.4	7,184.2	2,195.9	[3]	1,448.7	[2]
WesternGeco	—	—	58.7		96.7

Total Oilfield	9,027.4	7,184.2	2,254.6	[3]	1,545.4	[2]

Interest expense	—	—	(68.9)		(72.3)
Interest and dividend income	—	—	67.5		18.0
Charge for investigation resolution	—	—	(46.1)		—
Corporate and other	—	1.3	(213.8)		(211.9)

Corporate, net interest and other	—	1.3	(261.3)		(266.2)

Total	$9,027.4	$7,185.5	$1,993.3	[3]	$1,279.2	[2]

1Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The only item in 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
2Fourth quarter 2005 results for Completion and Production include a $5.1 million write-off of in-process research and development associated with the acquisition of the remaining interest in QuantX.
3 Fourth quarter 2006 results were favorably impacted by a change in accounting procedures related to certain inventory of our Baker Atlas division. The pretax impact of this change was a $21.2 million reduction to cost of revenues.

Oilfield Operations
Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
The following table details the percentage change in revenue in the fourth quarter 2006 compared to the fourth quarter 2005 and third quarter 2006.
Comparison of Revenue
(For the Three Months Ended December 31, 2006 Compared to the
Three Months Ended December 30, 2005 and September 30, 2006)
UNAUDITED

	December 31, 2005	September 30, 2006

Baker Atlas	7%	16%

Baker Hughes Drilling Fluids	17%	(4)%

Hughes Christensen	22%	2%

INTEQ	30%	2%

Drilling & Evaluation Segment	20%	4%

Baker Oil Tools	36%	12%

Baker Petrolite	21%	0%

Centrilift	10%	7%

Completion & Production Segment[1]	27%	9%

Oilfield Operations	23%	6%

1 Includes the ProductionQuest (formerly Production Optimization) business unit
Oilfield Operations revenue was up 23% in the fourth quarter of 2006 compared to the fourth quarter of 2005, and up 6% sequentially compared to the third quarter of 2006. Operating profit before tax was up 44% compared to the fourth quarter of 2005 and up 8% sequentially compared to the third quarter of 2006. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 40%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the fourth quarter of 2006 was 25% compared to 21% in the fourth quarter of 2005 and 24% in the third quarter of 2006.

Excluding the favorable impact of the change in accounting procedures at Baker Atlas: operating profit before tax was up 39% compared to the fourth quarter of 2005 and was up 4% sequentially compared to the third quarter of 2006; the quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 36%; the pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) was 24% compared to 21% in the fourth quarter of 2005 and 24% in the third quarter of 2006.
Drilling and Evaluation
Drilling and Evaluation revenue was up 20% in the fourth quarter of 2006 compared to the fourth quarter of 2005, and up 4% sequentially compared to the third quarter of 2006. Baker Atlas, Hughes Christensen, and INTEQ reported record revenue in the fourth quarter of 2006. Operating profit before tax was up 50% compared to the fourth quarter of 2005 and up 11% sequentially compared to the third quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 57%. The pre-tax operating margin in the fourth quarter of 2006 was 28% compared to 23% in the fourth quarter of 2005 and 27% in the third quarter of 2006. Baker Hughes Drilling Fluids sequential revenues declined primarily due to weak Gulf of Mexico continental shelf activity.
Excluding the favorable impact of the change in accounting procedures at Baker Atlas: operating profit before tax was up 41% compared to the fourth quarter of 2005 and was up 5% sequentially compared to the third quarter of 2006; the quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 47%; the pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) was 27% compared to 23% in the fourth quarter of 2005 and 27% in the third quarter of 2006.
Completion and Production
Completion and Production revenue was up 27% in the fourth quarter of 2006 compared to the fourth quarter of 2005 and up 8% sequentially compared to the third quarter of 2006. Baker Oil Tools, Baker Petrolite, and Centrilift reported record revenue in the fourth quarter of 2006. Operating profit before tax was up 36% compared to the fourth quarter of 2005 and up 4% sequentially compared to the third quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 26%. The pre-tax operating margin in the fourth quarter of 2006 was 21% compared to 19% in the fourth quarter of 2005 and 22% in the third quarter of 2006.
Corporate and Other
Corporate and other expense was up $4.3 million in the fourth quarter of 2006 compared to the fourth quarter of 2005, due primarily to higher cost center spending partially offset by a gain on the sale of real estate and foreign exchange transactions. Sequentially, corporate and other spending was up $18.4 million due primarily to increased legal and compliance spending and increased cost center spending partially offset by a gain on the sale of real estate.

Geographic Highlights
Revenue by geographic area for the three months ended December 31, 2006, September 30, 2006 and December 31, 2005, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended December 31, 2006, September 30, 2006, and December 31, 2005)

					Total
	North	Latin	Europe,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	Africa, CIS[3]	Asia Pacific[4]	Operations

December 31, 2006	$1,045.7	$233.7	$677.6	$495.7	$2,452.7

September 30, 2006	1,037.6	208.6	635.0	428.2	2,309.4

December 31, 2005	840.5	198.5	548.5	401.9	1,989.4

1United States and Canada.
2Mexico, Central America and South America.
3 Europe, Africa, Russia and the Caspian area, excluding Egypt.
4 Middle East and Asia Pacific, including Egypt.
North America revenue increased 24% in the fourth quarter of 2006 compared to the fourth quarter of 2005 and increased 1% sequentially compared to the third quarter of 2006. Latin America revenue increased 18% in the fourth quarter of 2006 compared to the fourth quarter of 2005 and increased 12% sequentially compared to the third quarter of 2006. Europe, Africa, and CIS revenue increased 24% in the fourth quarter of 2006, compared to the fourth quarter of 2005, and increased 7% sequentially compared to the third quarter of 2006. Middle East and Asia Pacific revenue increased 23% in the fourth quarter of 2006, compared to the fourth quarter of 2005 and increased 16% sequentially compared to the third quarter of 2006.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements include the impact from the adoption of FAS 123(R), Share-Based Payment; the sale of our interest in WesternGeco to Schlumberger at the end of April 2006; and the impact of expected stock repurchases. These statements do not include the potential impact of any other acquisition, disposition, merger, joint venture, the final outcome of the previously disclosed governmental investigations, or other transaction that could occur in the future.

•	Non-North American revenue for the year 2007 is expected to be up 17-19% compared to the year 2006.

•	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be between $235 and $255 million for the year 2007.

•	Capital spending is expected to be between $1.0 billion and $1.2 billion for the year 2007.

•	Depreciation and amortization expense is expected to be between $500 and $550 million for the year 2007.

•	The tax rate on operating results for the year 2007 is expected to be between 32% and 33%.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on February 15, 2007. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Thursday, March 1, 2007. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 4971179. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward—Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s web site at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long—lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor—related actions, including strikes, slowdowns and facility occupations.
Resolution of investigations with the US Authorities — our ability to reach a negotiated settlement on acceptable terms with the SEC and Department of Justice (“DOJ”) regarding the investigations into our activities in Angola, Kazakhstan, and Nigeria, first disclosed in 2002 and 2003, and the approval of any settlement by the appropriate US District Court and the possibility that we do not reach a negotiated settlement with the SEC or the DOJ and the SEC and/or DOJ seek civil and criminal sanctions against the Company as well as fines and penalties in excess of the current estimated reserved amount disclosed in this news release, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business.
Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings, such as the final resolution of the previously reported investigations by the SEC and the DOJ; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes being incurred or assessed as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits.
Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
****
NOT INTENDED FOR BENEFICIAL HOLDERS